UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2016

Flushing Financial Corporation
(Exact name of registrant as specified in its charter)

001-33013
(Commission File Number)

Delaware
(State or other jurisdiction of incorporation)

11-3209278
(IRS Employer Identification No.)

220 RXR Plaza, Uniondale, New York , 11556
(Address of principal executive offices)

(718) 961-5400
(Registrant's telephone number, including area code)

1979 Marcus Avenue, Suite E140, Lake Success, New York 11042
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in the Company’s Form 8-K filed on October 30, 2015, David Fry, Senior Executive Vice President, Treasurer and Chief Financial Officer of Flushing Financial Corporation (the “Company”) will retire effective February 5, 2016.  On January 26, 2016, Susan K. Cullen, who joined the Company as Executive Vice President and Chief Accounting Officer in 2015, was named to succeed Mr. Fry as Senior Executive Vice President, Treasurer and Chief Financial Officer, effective upon Mr. Fry’s retirement.

A copy of the press release dated February 1, 2016 is filed as Exhibit 99.1 hereto and incorporated by reference herein in its entirety.

Employment Agreement

In connection with her appointment, on January 29, 2016, Ms. Cullen entered into an employment agreement (the “Employment Agreement”) with the Company. The Employment Agreement provides that Ms. Cullen will serve as Senior Executive Vice President, Treasurer and Chief Financial Officer effective as of February 5, 2016 through November 21, 2018, subject to annual one year extensions as approved by the Company’s Board of Directors.

Ms. Cullen’s base salary effective as of February 5, 2016 is $345,000 per annum, subject to annual review.  Ms. Cullen is also entitled to participate in any bonus plan maintained by the Company and in the Company’s and the Bank’s employee benefit plans and programs in accordance with their terms.

The Employment Agreement provides that in the event of termination of employment without cause or resignation for good reason, as described in the Employment Agreement, Ms. Cullen would be entitled to receive a lump sum severance payment equal to two times the sum of her annual salary and bonus (based on the average bonus received under the bonus plan in the three most recent calendar years ended prior to termination, or total calendar years of employment if fewer than three years), a pro rata portion of bonus payable for the year of termination subject to achievement of applicable performance standards for the year (or, in the case of termination after a change of control, a prorated bonus based on the amount of bonus received under the bonus plan in the prior year) and certain health and welfare benefits. For termination for cause or Ms. Cullen’s resignation from the Company for reasons other than those constituting a good reason, Ms. Cullen would be entitled to receive only her earned but unpaid salary and any benefits payable under the terms of the Company’s benefit plans.

Ms. Cullen is solely responsible for any excise tax imposed by Section 4999 of the Internal Revenue Code on excess parachute payments.  Any payment or benefit received or to be received by Ms. Cullen that would constitute a parachute payment shall be reduced to the extent necessary so that no portion is subject to the excise tax, but only if, by reason of such reduction, the net after-tax benefit received exceeds the net after-tax benefit that would be received if no such reduction was made.

Ms. Cullen is subject to restrictive covenants under the Employment Agreement, including a non-solicitation provision covering employees, customers and prospective customers, a non-disparagement provision and a confidentiality provision.

Consulting Agreement

In connection with his retirement, on January 29, 2016, Mr. Fry entered into a consulting agreement (the “Consulting Agreement”) with the Company’s wholly owned subsidiary, Flushing Bank (the “Bank”). The Consulting Agreement provides for a one year service period commencing on February 6, 2016 and ending on February 6, 2017.  Pursuant to the Consulting Agreement, Mr. Fry will make available his services as reasonably requested by the Bank or Company from time to time. In the performance of such services, Mr. Fry shall devote at least 50% of the average business time that he dedicated to his performance of services in any capacity to the Bank and or its affiliates during the 36 months preceding the date of this Agreement. Mr. Fry will receive compensation of $35,900 per month for his services and shall be reimbursed for expenses reasonably and necessarily incurred by him in connection with the performance of his services under the Consulting Agreement.

The foregoing summaries of the Employment Agreement and Consulting Agreement do not purport to be complete.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit Number	Description
99.1	Press release dated February 01, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flushing Financial Corporation

Date: February 1, 2016	By:	/s/ MARIA A. GRASSO
	Name:	Maria A. Grasso
	Title:	Senior Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 01, 2016.